Exhibit 10.1

AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT

This Amended and Restated Change in Control Severance Agreement (this “Agreement”) is entered into as of June 6, 2010 (the “Effective Date”), by and between Brian Sereda (“Executive”) and Virage Logic Corporation, a Delaware corporation (the “Company”).

Whereas, effective as of September 15, 2008, the parties hereto executed a Change in Control Severance Agreement (the “Prior Agreement”) that provides benefits to Executive in the event of Executive’s termination of employment following a Change in Control (as defined below) of the Company under specified circumstances;

Whereas, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to amend and restate the Prior Agreement to provide additional severance benefits to Executive in the event of Executive’s involuntary termination under specified circumstances unrelated to, or in connection with, a Change in Control of the Company to assure that the Company will have the continued dedication of Executive;

Now, therefore, in consideration of the agreements contained herein and other good and valuable consideration, the receipt of which is mutually acknowledged, Executive and the Company hereby agree as follows:

1. Definitions. The following definitions shall apply for all purposes under this Agreement:

(a) Affiliate. “Affiliate” shall have the meaning assigned to such term in Rule 12b-2 promulgated under the Exchange Act.

(b) Cause. “Cause,” solely for purposes of this Agreement, shall mean any of the actions relevant to Executive committed by Executive (or omitted to be done by Executive) that occur on or after the Effective Date:

(i) A conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof;

(ii) Conviction of any crime constituting fraud, theft or misappropriation of Company property, or of any other crime that materially injures the Company’s business or reputation; or

(iii) At any time other than during a Change in Control Period, Executive’s material breach of a written agreement with the Company that causes material harm to the Company and which is not cured within thirty (30) days of receipt of specific written notice from the Company identifying such breach.

(c) Change in Control. “Change in Control” means the consummation of a transaction or series of transactions resulting in one or more of the following events:

(i) The acquisition, directly or indirectly, in one or more transactions, by any individual, person or group of persons, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), individually or in the aggregate, of fifty percent (50%) or more of either (1) the outstanding shares of common stock of the Company or (2) the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors; provided, however, that the following transactions shall not constitute, or be deemed to cause, a Change in Control of the Company: (A) any increase in percentage ownership by a Person to fifty percent (50%) or more resulting solely from any acquisition of shares directly from the Company or any acquisition of shares by the Company that reduces the number of shares outstanding; or (B) any Business Combination described in clauses (A) and (B) of Section 1 (c)(iii) below;

(ii) A change in the composition of the Board of the Company as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either: (A) are directors of the Company as of the Effective Date hereof; (B) are elected, or nominated for election, to the Board of the Company with the affirmative vote of at least a majority of the directors of the Company who are Incumbent Directors described in (A) above at the time of such election or nomination; or (C) are elected, or nominated for election, to the Board of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (B) above at the time of such election or nomination. Notwithstanding the foregoing, “Incumbent Directors” shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company;

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) no Person, individually or in the aggregate, nor any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation resulting from such Business Combination beneficially owns, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (B) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of the liquidation or dissolution of the Company.

(d) Change in Control Period. “Change in Control Period” means the period commencing on the date that is sixty (60) calendar days immediately prior to the date of a Change in Control under this Agreement and ending on the date that is twelve (12) calendar months immediately following the date of a Change in Control under this Agreement.

(e) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) Control. “Control” shall have the meaning assigned to such term in Rule 12b-2 promulgated under the Exchange Act.

(g) Good Reason. “Good Reason” shall mean, without the express written consent of Executive, the occurrence of any of the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in a notice of termination by Executive (which date of termination must be at least thirty (30) days following the date of such notice), which notice must be given by Executive to the Board within sixty (60) days following the occurrence of the event giving rise to Good Reason for termination:

(i) the material diminishment of Executive’s authority, duties or responsibilities, or the assignment to Executive of any duties inconsistent with Executive’s authority, duties or responsibilities from those in effect as of the Effective Date; provided, however, that in the event of a Change in Control pursuant to which the Company becomes part of a larger entity, “Good Reason” shall not exist under this clause (i) if Executive no longer holds the title previously held within the Company, but Executive retains management responsibility for that portion of the business of the Company’s business presently overseen as part of such larger entity, or Executive is given general management responsibility for operations comparable to or larger than the operations of the Company overseen by Executive immediately prior to the Change in Control;

(ii) a material reduction in Executive’s base salary as in effect as of the Effective Date, or material diminishment of Executive’s bonus opportunity at the Company, if any, other than a reduction in base salary or bonus opportunity that is part of a broad readjustment in compensation practices applied to the executive management team of the Company generally and which results in a percentage reduction of base salary or bonus opportunity no greater than the average percentage reduction applied to the other members of the executive management team of the Company;

(iii) a reduction by the Company in the kind or level of employee benefits to which Executive was entitled to immediately prior to such reduction with the result that Executive’s overall benefits package provided by the Company is significantly reduced;

(iv) the Company requiring Executive to be based at any office or location more than 35 miles from that location at which Executive performed Executive’s services as of the Effective Date (or, during a Change in Control Period, the location at which Executive performed Executive’s services immediately prior to the occurrence of a Change in Control), except for travel reasonably required in the performance of Executive’s responsibilities; or

(v) the failure of the Company to obtain agreement from any successor to assume and agree to perform this Agreement.

(h) Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i) Section 409A. “Section 409A” shall have the meaning set forth in Section 8(k) below.

2. Severance Benefits Outside of a Change in Control Period. In the event that (x) the Company terminates Executive’s employment with the Company for any reason other than Cause or (y) Executive resigns Executive’s employment with the Company for Good Reason within ninety (90) days of the occurrence of an event that constitutes Good Reason (in each case, other than a termination of employment that occurs during a Change in Control Period as provided in Section 3), Executive shall become entitled to receive the following payments and benefits:

(a) Salary Payments. The Company shall pay to Executive an amount equal to one (1) times Executive’s annual base salary at the rate in effect as of the date of Executive’s termination of employment, which amount shall be paid in equal installments during the one (1) year period commencing on the date of Executive’s termination of employment and at such times as base salary is customarily paid to the Company’s employees, but Executive shall not be considered to be paid on the Company’s employee payroll for such period; provided, however, that the first installment shall be paid pursuant to this Section 2(a) on the first payroll date coincident with or next following the date that is sixty (60) calendar days following the date of Executive’s termination of employment and any installment that otherwise would have been paid during such sixty (60) day period shall be paid with the first installment paid to Executive; provided, further, that if Executive dies while any portion of the continued salary payments contemplated in this Section 2(a) is still payable to Executive hereunder, such unpaid portion shall be paid no later than the thirtieth (30th) day following Executive’s death (or the first business day thereafter), to Executive’s estate, in a cash lump sum payment (the payments provided in this Section 2(a) are referred to herein as the “Salary Payments”).

(b) Health Benefit Payments. Until the first (1st) anniversary of the date of Executive’s termination of employment, the Company shall provide to Executive a monthly payment equal to the applicable COBRA or Cal-COBRA premium to continue group health coverage for Executive and Executive’s eligible dependents under the Company’s group health plans as in effect from time to time, which payment shall be paid in advance on the first payroll date of each month, commencing with the month immediately following Executive’s date of termination; provided, however, that any such payments otherwise payable to Executive within the first sixty (60) calendar days following Executive’s date of termination shall not be paid on the otherwise scheduled payment date but shall instead accumulate and be paid on the first payroll date coincident with or next following the date that is sixty (60) calendar days following Executive’s date of termination (the payments provided in this Section 2(b) are referred to herein as the “Health Benefit Payments”). Subject to (i) Executive’s timely election of COBRA and Cal-COBRA coverage, as applicable, and (ii) Executive’s continued payment of premiums for such coverage, Executive shall also be entitled to continue group health coverage for Executive and Executive’s dependents under the Company’s group health plans as provided under applicable federal and state law.

(c) Equity Extension Benefits. The exercise period for each stock option and stock appreciation right (“SAR”) that Executive shall have the right to exercise following the date of termination shall be extended to the earliest of the following dates: (i) the date that is one (1) year following the date of Executive’s termination of employment, (ii) the expiration of the term of such stock option or SAR and (iii) the tenth (10th) anniversary of the date of grant of such stock option or SAR. Following the date of Executive’s termination of employment, in the event that during the time period within which Executive is entitled to exercise vested stock options or SARs pursuant to the terms hereof (the “Equity Exercise Period”) and sell shares received, Executive shall be unable to effect sales transactions in company securities due to Company-wide restrictions on the sale of Company securities, or otherwise as the result of applicable securities laws (each, a “Black-Out Period”), then the Equity Exercise Period shall be extended by a number of calendar days equal to that of each and any Black-Out Period that may occur during the Equity Exercise Period (provided that in no event shall any such extension apply beyond the expiration of the term of each applicable stock option or SAR, or if earlier, the 10th anniversary of the date of grant of each applicable stock option or SAR). The Company shall deliver advance notice in writing to Executive of the imposition or existence of any Black-Out Period, including the date of the beginning and end thereof, if known, and in any event promptly provide written notice to Executive confirming the termination of any such Black-Out Period (the benefits provided in this Section 2(c) are referred to herein as the “Equity Extension Benefits”).

(d) Accrued Compensation. In addition to the other benefits set forth in this Section 2, Executive shall receive a lump cash payment on the date of termination, of any accrued and unpaid salary through the date of termination and/or bonuses earned for any completed performance period but not yet paid and any earned, unused vacation time (the benefits provided in this Section 2(d) are referred to herein as the “Accrued Compensation”).

(e) Other Compensation Programs. A termination of employment as described in this Section 2 will not affect any rights that Executive may have pursuant to any other agreement, policy, plan, program or arrangement of the Company providing for benefits, which rights will be governed by the terms thereof.

3. Severance Benefits During a Change in Control Period. In the event that (x) the Company terminates Executive’s employment with the Company for any reason other than Cause or (y) Executive resigns Executive’s employment with the Company for Good Reason within ninety (90) days of the occurrence of an event that constitutes Good Reason (in each case, during a Change in Control Period), Executive shall become entitled to receive the following payments and benefits:

(a) Salary Payments. The Company shall pay to Executive the Salary Payments, which payments shall be made at the same time and in the same form as set forth in Section 2(a) above.

(b) Target Bonus Payment. On the Company’s first payroll date that is coincident with or next following the date that is sixty (60) calendar days following the date of Executive’s termination of employment, the Company shall pay to Executive a lump-sum cash payment equal to one (1) times Executive’s target annual bonus for the calendar year in which Executive incurs the termination of employment,.

(c) Health Benefit Payments. Until the first (1st) anniversary of the date of Executive’s termination of employment, the Company shall pay to Executive the Health Benefit Payments at the same time and in the same form as set forth in Section 2(b) above. Subject to (i) Executive’s timely election of COBRA and Cal-COBRA coverage, as applicable, and (ii) Executive’s continued payment of premiums for such coverage, Executive shall also be entitled to continue group health coverage for Executive and Executive’s dependents under the Company’s group health plans as provided under applicable federal and state law.

(d) Equity Acceleration. On the date of Executive’s termination of employment as described in this Section 3, one hundred percent (100%) of the unvested shares or securities (or entitlement to cash in lieu thereof) covered by each issued and outstanding equity incentive award granted by the Company and held by Executive as of the effective date of Executive’s termination of employment shall automatically and without further action by the Company accelerate and become fully vested.

(e) Equity Extension Benefits. Executive shall receive the Equity Extension Benefits.

(f) Accrued Compensation. In addition to the other benefits set forth in this Section 3, Executive shall receive the Accrued Compensation.

(g) Other Compensation Programs. A termination of employment as described in this Section 3 will not affect any rights that Executive may have pursuant to any other agreement, policy, plan, program or arrangement of the Company providing for benefits, which rights will be governed by the terms thereof.

4. Non-Compete. In connection with Executive’s right to receive the cash severance payments contemplated in Sections 3(a)-(c) above, Executive agrees to be subject to the restrictive covenant in the following sentence of this Section, which will protect the value and goodwill of the Company in the event of a Change in Control involving a sale of the Company’s business. Accordingly, Executive agrees that, for one (1) year following his termination of employment under the circumstances described in Section 3, Executive shall not: (a) directly or indirectly, render services in any capacity (including, but not limited to, as an employee, consultant, director, agent, or partner) to ARM Ltd.; Denali Software, Inc.; Synopsys, Inc.; or Kilopass Technology Inc. (collectively, the “Competitive Entities”), due to their directly competitive relationships with the Company, anywhere in the United States or internationally; or (b) solicit, induce, or attempt to persuade, on behalf of any of the Competitive Entities, any employee, consultant, agent, or customer of the Company to terminate such employment, consulting, agency, or business relationship in order to enter into any such relationship with any of the Competitive Entities; provided, however, that nothing in this Section shall prohibit Executive from owning, as a passive investment, not in excess of two percent (2%) in the aggregate of any class of capital stock of any of the Competitive Entities if such stock is publicly traded.

5. Release. Notwithstanding anything to the contrary in Sections 2 and 3 above, all benefits and payments that may become payable pursuant to this Agreement (other than the Equity acceleration benefits provided in Section 3(d), the Accrued Compensation and the right to elect COBRA and Cal-COBRA group health coverage) are conditioned on Executive’s execution (and effectiveness) of a release of claims and covenant not to sue substantially in the form provided in Exhibit A on or before the fifty-fifth (55th) day following Executive’s termination of employment.

6. Adjustment of Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (talcing into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by Executive or the Company, by the Company’s independent accountants. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section shall not of itself limit or otherwise affect any other rights of Executive under this Agreement. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section and no such payment or benefit qualifies as a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”), Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section. The Company shall provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section and any such payment or benefit constitutes Nonqualified Deferred Compensation or Executive fails to elect an order in which payments or benefits will be reduced pursuant to this Section, then the reduction shall occur in the following order: (a) reduction in the payments described in Section 3(c) (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (b) reduction of cash payments described in Section 3(a) (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (c) reduction of the lump-sum cash payment described in Section 3(b); (d) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (e) cancellation of acceleration of vesting of equity awards not covered under (d) above; provided, however that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.

7. Successors.

(a) Company’s Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Any successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the Company’s business and/or assets, shall be obligated to perform this Agreement, and the Company shall require any such successor to assume expressly and agree to perform this Agreement, in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. As used in this Agreement, “Company” shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, contract or otherwise.

(b) Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

8. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to Virage Logic Corporation, 47100 Bayside Parkway, Fremont, California, 94538, and all notices shall be directed to the attention of its Corporate Secretary.

(b) Amendment: Waiver: Remedies. No provision of this Agreement may be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by Executive (or Executive’s personal or legal representative(s), executor(s), administrator(s), successor(s), heir(s), distribute(s), devisee(s) and legatee(s)) and by two (2) authorized officers of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right of Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative of any other remedy conferred hereby or by law or equity, and the exercise of any remedy will not preclude the exercise of any other.

(c) Entire Agreement. This Agreement contains all the legally binding understandings and agreements between Executive and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties, including, without limitation, the Prior Agreement. In the event of any inconsistency, conflict or ambiguity as to the rights and obligations of the parties under this Agreement and any offer letter provided to Executive by the Company or Employment Agreement entered into between Executive and the Company, if any, the terms of this Agreement shall control unless otherwise expressly provided in such Employment Agreement, if any, and the parties further acknowledge and agree that there shall not be any duplication of benefits or payments under this Agreement and such Employment Agreement, if any.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Arbitration. Any dispute, controversy or claim between the parties arising out of or relating to this Agreement (or any subsequent amendments thereof or waiver thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, shall be settled by binding arbitration in Alameda County, California in accordance with applicable rules then in effect of the American Arbitration Association (the “Association”). All proceedings and documents prepared in connection with any arbitration under this Agreement shall constitute confidential information and, unless otherwise required by law, the contents or the subject matter thereof shall not be disclosed to any Person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if court enforcement of the award is sought, the court and court staff hearing such matter.

(h) No Assignment. The Company may not assign its rights and obligations under this Agreement, unless such assignment is made in compliance with Section 7(a). This Agreement may not be assigned by Executive otherwise than by will or the laws of descent and distribution.

(i) Interpretation. When a reference is made in this Agreement to sections, subsections or clauses, such references shall be to a section, subsection or clause of this Agreement, unless otherwise indicated. The words “herein” and “hereof mean, except where a specific section, subsection or clause reference is expressly indicated, the entire Agreement rather than any specific section, subsection or clause. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(k) Section 409A of the Code. To the extent applicable, it is intended that payments and benefits provided hereunder be exempt from or comply with Section 409A of the Code and the guidance promulgated thereunder (collectively, “Section 409A”). This Agreement shall be administered in a manner consistent with this intent and if Executive or the Company believes, at any time, that any of such payment or benefit is not exempt or does not so comply, Executive or the Company shall promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on Executive and on the Company) or to minimize any additional tax, interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable. In furtherance of the foregoing, the following provisions shall apply notwithstanding anything to the contrary in this Agreement:

(i) To the extent applicable, each and every payment to be made pursuant to Sections 2 and 3 of this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

(ii) To the extent Executive becomes entitled to receive a payment or benefit hereunder that is a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”) upon an event that does not constitute a permitted distribution event under Section 409A(a)(2), then, except as provided otherwise in Section 8(k)(iii) below, any such payment or benefit shall be paid or provided to Executive only in the event of Executive’s “separation from service” with the Company (within the meaning of Section 409A (“Separation from Service”)); provided, further, that if Executive is a “specified employee” (within the meaning of Section 409A) and any payment or provision of benefits described in this Agreement on account of Executive’s Separation from Service would not meet the “short-term deferral” exemption under Section 409A of the Code (or otherwise qualify for exemption under Section 409A), then any such amounts that constitute Nonqualified Deferred Compensation and that are payable to Executive during the first six (6) months following his Separation from Service shall be paid or provided to Executive in a lump-sum cash payment on the earlier of (a) the first (1 st) business day of the seventh (7th) month immediately following Executive’s Separation from Service or (b) the date of Executive’s death.

(iii) In the event that any outstanding restricted stock units held by Executive as of the effective date of his termination of employment (each, an “RSU”) constitute Nonqualified Deferred Compensation and the vesting of such RSUs accelerates by application of Section 3(d) above, (A) the securities or other consideration payable upon settlement of any such RSUs that were previously subject to the terms of the Prior Agreement shall be paid or provided to Executive upon his Separation from Service (subject to any required delay as set forth in Section 8(k)(ii) above) and (B) the securities or other consideration payable upon settlement of any such RSUs not described in (A) shall be paid or provided to Executive on the settlement date set forth in the applicable award agreement under which Executive received the grant of each such RSU.

(iv) The Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment or benefit provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive in connection with any such payment or benefit.

9. Term of Agreement. This Agreement shall continue in effect from the Effective Date hereof until the two (2) year anniversary of the Effective Date and then shall automatically renew for successive one (1) year terms unless notice of non-renewal is given ninety (90) days prior to such renewal date; provided, however, that, notwithstanding the foregoing, this Agreement shall continue in effect for a period ending on the date that this twelve (12) months following Executive’s termination of employment as described in Sections 2 or 3 above.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Brian Sereda
Name:	Brian Sereda

VIRAGE LOGIC CORPORATION

By:	/s/ J. Daniel McCranie
Its:	Chairman of the Board

and

By:	/s/ Alex Shubat
Its:	CEO & President

Exhibit A

Form of Release of Claims and Covenant Not to Sue

In consideration of the severance benefits provided by Virage Logic Corporation, a Delaware corporation (the “Company”), or the Company’s successor, to Brian Sereda (“Executive”) under the Amended and Restated Change in Control Severance Agreement entered into by and between Executive and the Company, dated as of June     , 2010, Executive, on his/her own behalf and on behalf of Executive’s representatives, agents, heirs, executors, administrators and assigns, hereby waives, releases, discharges and promises not to assert any claims, demands, actions, rights or obligations of every land and nature, whether known or unknown, suspected or unsuspected that Executive ever had, now has or might have as of the date of Executive’s termination of employment with the Company against the Company or its predecessors, affiliates, subsidiaries, directors, officers, employees, agents, insurers, successors, or assigns (including all such persons or entities that have a current and/or former relationship with the Company) for any claims arising from or related to Executive’s employment with the Company, its parent or any of its affiliates and subsidiaries and the termination of that employment.

These claims include, but are not limited to: any and all claims, causes of action, suits, claims for attorneys’ fees, damages or demand; all claims of discrimination, on any basis, including, without limitation, claims of race, sex, age, ancestry, national origin, religion and/or disability discrimination; any and all claims arising under federal, state and/or local statutory, or common law, such as, but not limited to, Title VII of the Civil Rights Act, as amended, including the amendments to the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, any U.S. State laws against discrimination; any and all claims arising under any other state and/or local anti-discrimination statute or any other federal, state or local constitution, law, regulation or ordinance governing the terms and conditions of employment or the termination of employment; and the law of contract and tort; and any and all claims, demands and causes of action, including, but not limited to, breach of public policy, unjust discharge, wrongful discharge, intentional or negligent infliction of emotional distress, misrepresentation, negligence or breach of contract. Executive further waives, releases, and promises never to assert any such claims, notwithstanding any belief Executive has no such claims.

Executive also agrees not to initiate or pursue any complaint or charge against the Company, its affiliates or any of the released parties identified above with any local, state or federal agency or court for the purpose of recovering damages on Executive’s own behalf for any claims of any type Executive might have against the Company based on any act or event occurring on or before the effective date of this release, including claims based on future effects of any past acts. Additionally, Executive agrees not to accept any individualized relief arising out of suits brought by any other party on Executive’s behalf. Executive also represents that Executive has not filed or initiated any such complaint or charge against the Company or any Company affiliate or released party, and Executive acknowledges that the Company is relying on such representations in entering into this Agreement with Executive.

Executive understands that the claims Executive is releasing do not include rights or claims which may arise out of acts occurring after the effective date of this release which do not in any way relate to the facts and circumstances of this release or Executive’s employment relationship with the Company.

Executive also understands that the above provisions do not preclude Executive from instituting an action to enforce the terms of this Agreement, or from challenging the validity of this Agreement.

Furthermore, Executive acknowledges that this waiver and release is knowing and voluntary and that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by Executive to exist. Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, and Executive further waives all rights under Section 1542 of the California Civil Code, which section Executive acknowledges to be fully understood by him or her and which Section states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

FOR EXECUTIVES AGE 40 OR OLDER. Executive further acknowledges that he/she has been advised by this writing that:

•	Executive should consult with an attorney prior to executing this release;

•	Executive has at least twenty-one (21) days within which to consider this release;

•

Executive has up to seven (7) days following the execution of this release, to revoke the release; and to revoke, Executive must deliver to the Company a written statement of revocation by hand-delivery or registered/certified mail, return receipt requested. To be effective the Company must receive this revocation by the close of business on the seventh (7th) day after execution of this release; and

•	this release shall not be effective until such seven (7) day revocation period has expired.

•	Executive agrees that the release set forth above shall be and remain in effect in all respects as a complete general release as to the matters released.

EXECUTIVE

Name:	Brian Sereda

Date: